EXHIBIT 99.1

SMTC Reports Third Quarter Results

  Reports revenue of $53.4 million, compared to $55.5 million in the prior year.
  Reports gross profit of 5.8% compared to 8.2% in the prior year. When excluding the effects of the unrealized portion of foreign exchange on derivative financial instruments, adjusted gross profit was 7.3% compared to 9.9% in the prior year. Also included in gross profit was a realized foreign exchange loss on derivative instruments of $1.2 million compared to a loss of $0.1 million in the prior year.
  Reports a net loss of $1.3 million compared to a net loss of $0.8 million in the prior year.
  Reports $1.0 million or 1.9% in adjusted EBITDA after absorbing $0.5 million in professional fees (described below) and severance compared to prior year of $2.1 million or 3.7%.
  Positive cash flow from operations of $4.8 million compared to $0.7 million in the prior year.
  Debt, net of cash of $12.8 million, compared to $21.0 million in the third quarter of 2014; a reduction of $8.2 million.

SAN JOSE, Calif., Oct. 27, 2015 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX), a global electronics manufacturing services provider, today announced third quarter 2015 unaudited results.

Chief Executive Officer Sushil Dhiman stated, "We experienced margin challenges during the quarter due to product mix, additional costs related to new customer production ramp and realized foreign exchange losses on derivative instruments. However, I am pleased with our new customer revenue of $13.1 million this quarter and respective year to date revenue of $24.9 million. These new customers continue to ramp and are expected to fully replace the revenues lost from two long standing customers by the year end. We are continuing to add to a healthy sales funnel and our new customer wins are expected to contribute to revenue growth in 2016."

Reports gross profit of $3.1 million compared to $4.6 million in the prior year. The decrease was due to lower revenue, product mix and initial investments required to ramp new customer revenue. This was partially offset by reduced direct labor and overhead charges.

Reports a net loss of $1.3 million compared to a net loss of $0.8 million in the prior year. This was mitigated with a reduction in administrative expenses, which were reduced by $0.4 million or 9.1% over prior year. Administrative expenses also included $0.4 million in professional services related to the merger and acquisition activities. These expenses may or may not occur in the future.

Chief Financial Officer Jim Currie stated "Strong cash flow from operations and inventory turns improvement has allowed us to reduce our net debt by over $8 million in the last twelve months."

Non-GAAP information

Adjusted EBITDA and Adjusted Gross Profit are non-GAAP measures. Adjusted EBITDA is computed as net income from continuing operations excluding depreciation, restructuring charges, unrealized foreign exchange gains/losses on derivative financial instruments, stock based compensation, interest and income tax expense. SMTC Corporation has provided in this release a non-GAAP calculation of adjusted EBITDA as supplemental information regarding the operational performance of SMTC's core business. A reconciliation of adjusted EBITDA to net earnings (loss) is included in the attachment. Adjusted Gross Profit is computed as gross profit excluding unrealized gains or losses on derivative financial instruments. A reconciliation of adjusted gross profit to gross profit is included in the attachment. Management uses these non-GAAP financial measures internally in analyzing SMTC's financial results to assess operational performance and liquidity as well as to provide a consistent method of comparison to historical periods and to the performance of competitors and peer group companies. SMTC believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing SMTC's performance and when planning, forecasting and analyzing future periods. SMTC believes these non-GAAP financial measures are useful to investors because it allows for greater transparency with respect to key financial metrics we use in making operating decisions and because investors and analysts use it to help assess the health of our business. Non-GAAP measures are subject to limitations as these measures are not in accordance with, or an alternative for, Generally Accepted Accounting Principles and may be different from non-GAAP measures used by other companies. Because of these limitations, investors should consider adjusted EBITDA and adjusted gross profit along with other financial performance measures, including revenue, gross profit and net income, as reflected in SMTC's consolidated financial statements prepared in accordance with US GAAP.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as "believes," "expect," "may," "should," "would," "will," "intends," "plans," "estimates," "anticipates" and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers' products and changes in customers' product sources, competition in the EMS industry, component shortages, and others risks and uncertainties discussed in SMTC's most recent filings with the SEC. The forward-looking statements contained in this release are made as of the date hereof and SMTC assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Mexico, and China, with approximately 1,300 employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

The SMTC Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9800

Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three months ended		Nine months ended
(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	September 27, 2015	September 28, 2014 (1)	September 27, 2015	September 28, 2014 (1)

Revenue	$ 53,425	$ 55,528	$ 159,880	$ 171,535
Cost of sales	50,309	50,964	147,706	156,427
Gross profit	3,116	4,564	12,174	15,108
Selling, general and administrative expenses	4,035	4,479	11,661	13,226
Gain on sale of property, plant and equipment	(1)	23	2	23
Restructuring charges	--	187	--	1,366
Operating earnings (loss)	(918)	(125)	511	493
Interest expense	300	470	914	1,337
Loss before income taxes	(1,218)	(595)	(403)	(844)
Income tax expense (recovery)
Current	152	129	481	574
Deferred	(27)	34	(86)	32
	125	163	395	606
Net loss, also being comprehensive loss	$ (1,343)	$ (758)	$ (798)	$ (1,450)

Basic loss per share	$ (0.08)	$ (0.05)	$ (0.05)	$ (0.09)
Diluted loss per share	$ (0.08)	$ (0.05)	$ (0.05)	$ (0.09)

Weighted average number of shares outstanding
Basic	16,417,276	16,417,276	16,417,276	16,417,274
Diluted	16,417,276	16,417,276	16,417,276	16,417,274

(1) As revised, see Note 2 in the financial statements included in Form 10-Q

Consolidated Balance Sheets
(Unaudited)

(Expressed in thousands of U.S. dollars)	September 27, 2015	December 28, 2014
Assets

Current assets:
Cash	$ 4,872	$ 5,447
Accounts receivable - net	27,917	31,024
Inventories	30,466	31,590
Prepaid expenses and other assets	1,834	2,135
Income taxes receivable	287	359
Deferred income taxes - net	514	428
	65,890	70,983
Property, plant and equipment - net	16,561	17,590
Deferred financing costs - net	76	90
	$ 82,527	$ 88,663
Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 29,046	$ 29,425
Accrued liabilities	7,124	7,080
Derivative liabilities	3,037	2,703
Income taxes payable	350	449
Revolving credit facility	16,650	21,370
Current portion of capital lease obligations	626	980
	56,833	62,007
Capital lease obligations	358	866

Shareholders' equity:
Capital stock	390	390
Additional paid-in capital	264,340	263,996
Deficit	(239,394)	(238,596)
	25,336	25,790
	$ 82,527	$ 88,663

Consolidated Statements of Cash Flows
(Unaudited)
	Three months ended		Nine months ended
(Expressed in thousands of U.S. dollars)
Cash provided by (used in):	September 27, 2015	September 28, 2014 (1)	September 27, 2015	September 28, 2014 (1)
Operations:
Net loss	$ (1,343)	$ (758)	$ (798)	$ (1,450)
Items not involving cash:
Depreciation	981	1,028	2,976	2,960
Unrealized loss (gain) on derivative financial instruments	805	923	334	(171)
(Gain) loss on sale of property, plant and equipment	(1)	23	2	23
Deferred income taxes	(27)	34	(86)	32
Amortization of deferred financing fees	9	137	24	377
Stock-based compensation	126	63	344	168
Change in non-cash operating working capital:
Accounts receivable	3,434	2,164	3,107	2,477
Inventories	3,650	1,955	1,124	(465)
Prepaid expenses and other assets	308	347	301	567
Income taxes payable	--	8	(27)	(343)
Accounts payable	(2,659)	(5,434)	(487)	(3,065)
Accrued liabilities	(501)	236	(106)	(32)
	4,782	726	6,708	1,078
Financing:
Advance (net repayment) in revolving debt	(5,430)	(3)	(4,720)	1,525
Principal payment of capital lease obligations	(227)	(560)	(862)	(1,574)
Deferred financing costs	--	(100)	(10)	(200)
	(5,657)	(663)	(5,592)	(249)
Investing:
Purchase of property, plant and equipment	(358)	(472)	(1,697)	(1,314)
Proceeds from sale of property, plant and equipment	3	20	6	30
	(355)	(452)	(1,691)	(1,284)
Decrease in cash	(1,230)	(389)	(575)	(455)
Cash, beginning of period	6,102	3,229	5,447	3,295
Cash, end of the period	$ 4,872	$ 2,840	$ 4,872	$ 2,840

(1) As revised, see Note 2 in the financial statements included in Form 10-Q

Supplementary Information:

Reconciliation of Adjusted EBITDA

	Three months ended		Nine months ended
	September 27, 2015	September 28, 2014 (1)	September 27, 2015	September 28, 2014 (1)
Net loss	(1,343)	(758)	(798)	(1,450)
Add (deduct):
Stock compensation expense	126	63	344	168
Interest	300	470	914	1,337
Unrealized loss (gain) on derivative instruments	805	923	334	(171)
Income tax expense	125	163	395	606
Depreciation	981	1,028	2,976	2,960
Restructuring charges	--	187	--	1,366
Adjusted EBITDA	994	2,076	4,165	4,816

(1) As revised, see Note 2 in the financial statements included in Form 10-Q

Supplementary Information:

Reconciliation of Adjusted Gross Profit

	Three months ended		Nine months ended
	September 27, 2015	September 28, 2014 (1)	September 27, 2015	September 28, 2014 (1)
Gross Profit	$ 3,116	$ 4,564	$ 12,174	$ 15,108
Deduct:
Unrealized foreign exchange loss (gain) on forward contracts	805	923	334	(171)
Adjusted Gross Profit	3,921	5,487	12,508	14,937

(1) As revised, see Note 2 in the financial statements included in Form 10-Q

CONTACT: Investor Relations Information:
         Blair McInnis
         Corporate Controller
         Telephone: (408) 934.7040
         Email: blair.mcinnis@smtc.com

         Public Relations Information:
         Tom Reilly
         Director of Marketing
         Telephone: (408) 934.7055
         Email: publicrelations@smtc.com